Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jennifer Beugelmans
Executive Vice President & CFO	Pure Communications
650-244-4990	646-596-7473

Titan Pharmaceuticals Provides Update on Probuphine® Patent Application

South San Francisco, CA – October 30, 2008 – Titan Pharmaceuticals, Inc. (AMEX:TTP) today announced that it has received an Office Action from the U.S. Patent and Trademark Office (PTO) rejecting the claims in the Company’s method of use patent application for the use of Probuphine in the treatment of opioid addiction and chronic pain. Probuphine is Titan’s novel, subcutaneous implant formulation in development that delivers six months of buprenorphine, and is presently covered by US and European patents licensed from Massachusetts Institute of Technology with terms that expire in 2009 and 2010 respectively. This does not impact the expected data exclusivity protection following product approval of 3 years in the US (Hatch- Waxman Act) and 10 years in Europe, although it may make partnering in the US more difficult. Titan is preparing a response to this Office Action to be submitted to the PTO.

About Probuphine

Probuphine is designed to provide continuous, long-term therapeutic levels of the drug buprenorphine, an approved agent for the treatment of opioid addiction. Probuphine was developed using ProNeura, Titan’s continuous drug delivery system that consists of a small, solid rod made from a mixture of ethylene-vinyl acetate (EVA) and a drug substance. The resulting product is a solid matrix that is placed subcutaneously, normally in the upper arm in a simple office procedure, and is removed in a similar manner at the end of the treatment period. The drug substance is released slowly, at continuous levels, through the process of diffusion. This results in a constant rate of release similar to intravenous administration.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused primarily on the late-stage development and commercialization of innovative treatments for central nervous system disorders. Probuphine, which utilizes Titan’s proprietary ProNeura long term drug delivery technology, has demonstrated positive results in Phase III testing for treatment of opiate addiction, and the Company is planning to develop this validated sustained drug delivery technology for other potential treatment applications in which conventional treatment is limited by variability in blood drug levels and poor patient compliance. Products based on ProNeura technology can provide controlled drug release on an outpatient basis over extended periods of up to 6-12 months. Titan also has two other products, gallium maltolate and DITPA, in earlier stages of development. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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